                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-50428
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 22, 2001)

                                2,500,000 Shares
                            [LOGO OF ONYX SOFTWARE]

                                  Common Stock

                               -----------------

Onyx Software Corporation is offering 2,500,000 shares of its common stock.

Onyx's common stock is listed on the Nasdaq National Market under the symbol "ONXS." On February 6, 2001, the last reported sale price on the Nasdaq National Market was $14.94 per share.

Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page S-6 of this prospectus supplement.

                           ------------------------

                             PRICE $13.50 PER SHARE

                           ------------------------

                                                         Per Share    Total
                                                         --------- ------------
     Public offering price..............................  $13.50   $ 33,750,000
     Underwriting discount..............................  $ 0.75   $  1,875,000
     Proceeds, before expenses, to Onyx.................  $12.75   $ 31,875,000

The underwriter may also purchase up to 375,000 additional shares from Onyx at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery in New York, New York on or about February 12, 2001.

                              --------------------

                             Dain Rauscher Wessels

                              --------------------

                               February 6, 2001.

                               TABLE OF CONTENTS
   Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Onyx Software Corporation..................................................  S-3
The Offering...............................................................  S-4
Special Note Regarding Forward-Looking Statements..........................  S-5
Risk Factors...............................................................  S-6
Use of Proceeds............................................................ S-17
Underwriting............................................................... S-18
Legality of Common Stock................................................... S-20
Experts.................................................................... S-20
Where You Can Find More Information........................................ S-20

      Prospectus

                                                                            Page
                                                                            ----
About This Prospectus......................................................   3
Onyx Software Corporation..................................................   3
Where You Can Find More Information........................................   4
Special Note Regarding Forward-Looking Statements..........................   5
Risk Factors...............................................................   5
Use of Proceeds............................................................   5
Plan of Distribution.......................................................   6
Legality of Common Stock...................................................   9
Experts....................................................................   9


                               -----------------

   You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of common stock.

   This prospectus supplement and the accompanying prospectus are offers to sell and solicitations of offers to buy the securities offered by this prospectus supplement only in jurisdictions where the offers or sales are permitted.

   Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter's over-allotment option.

   In this prospectus supplement, "Onyx," "we," "us" and "our" refer to Onyx Software Corporation and its subsidiaries.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and the underwriting arrangements. The accompanying prospectus provides general information about us, some of which, such as the section entitled "Plan of Distribution," may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about Onyx described in this prospectus supplement in the section below entitled "Where You Can Find More Information."

                           ONYX SOFTWARE CORPORATION

Overview

   Onyx Software Corporation is a leading provider of enterprise-wide, customer-centric e-business solutions. Using the Internet in combination with traditional forms of interaction, including phone, mail, fax and e-mail, our solutions help enterprises to more effectively acquire, manage and maintain customer, partner and other relationships. We designed our solutions for companies that want to merge new e-business processes with traditional business processes to enhance their customer-facing operations. Our solutions use a single data model across all customer interactions, resulting in a single repository for all marketing, sales and service information. From inception, we designed our solutions to be fully integrated across all customer-facing departments and interaction media. Our solutions are easy to use, widely accessible, rapidly deployable, scalable, flexible, customizable and reliable, resulting in a low total cost of ownership and rapid return on investment.

   We were incorporated in the state of Washington in 1994. Our executive offices are located at 3180 139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091, and our telephone number is (425) 451-8060.

Recent Developments

   On January 30, 2001, we announced results for the quarter and year ended December 31, 2000. Revenues for the fourth quarter of 2000 were $37.9 million, an increase of 87% from $20.3 million in the fourth quarter of 1999. Software license revenues for the fourth quarter of 2000 were $24.6 million, an increase of 91% from $12.9 million in the fourth quarter of 1999. Service revenues for the fourth quarter of 2000 were $13.4 million, an increase of 80% from $7.4 million in the fourth quarter of 1999. Net loss for the fourth quarter, including acquisition-related charges, was $581,000, or a loss of $0.02 per share.

   Revenues for the year ended December 31, 2000 were $121.5 million, an increase of 101% from $60.6 million in 1999. Software license revenues for the year were $75.9 million, an increase of 99% from $38.1 million in 1999. Service revenues for the year were $45.6 million, an increase of 103% from $22.5 million in 1999. Net loss for the year, including acquisition-related charges and equity investment losses, was $2.5 million, or a loss of $0.07 per share.

   For a more detailed discussion of our results for the quarter and year ended December 31, 2000, you should refer to our Current Report on Form 8-K filed with the SEC on January 31, 2001 and incorporated by reference into this prospectus supplement.

                                  THE OFFERING

 Common stock offered by Onyx........................  2,500,000 shares

 Common stock to be outstanding after this offering.. 40,571,423 shares

 Use of proceeds..................................... For design and construction of tenant
                                                      improvements in our
                                                      planned new corporate
                                                      headquarters, expansion
                                                      of our field office
                                                      facilities, additional
                                                      working capital and other
                                                      general corporate
                                                      purposes, as well as the
                                                      possible acquisition of
                                                      or investment in
                                                      complementary businesses,
                                                      products and
                                                      technologies.

 Nasdaq National Market symbol....................... ONXS

   The number of shares of common stock to be outstanding after this offering is based on shares outstanding on January 31, 2001. It excludes:

  . 9,704,483 shares of common stock issuable upon exercise of options outstanding, of which 1,933,079 shares are exercisable, under our Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan, our Amended and Restated 1998 Stock Incentive Compensation Plan, our 2001 Nonofficer Employee Stock Compensation Plan and outside our stock option plans at a weighted average exercise price of $11.516 per share;

  . 24,024 shares issuable upon exercise of a purchase option held by Ramius
    Securities, LLC;

  . $4.32 million in shares of common stock that we will issue on October 1, 2001 in connection with our acquisition of Market Solutions Limited;

  . $1.0 million in shares of common stock that we may issue at any time between March 3, 2001 and April 10, 2001 at our option in payment of a $1.0 million note issued in connection with our acquisition of RevenueLab, LLC;

  . 2,450,689 shares available for grant under our stock option plans listed above; and

  . 704,665 shares available for issuance under our 1998 Employee Stock
    Purchase Plan.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the documents listed below in the section entitled "Where You Can Find More Information," contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. Words such as "believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in this prospectus supplement. Other factors besides those described in this prospectus supplement could also affect actual results. You should carefully consider the factors described in the "Risk Factors" section in evaluating our forward-looking statements.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus supplement or the accompanying prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus supplement.

                                  RISK FACTORS

   This offering involves a high degree of risk. Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risks, together with all of the other information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. This could cause the market price of our common stock to decline, and you could lose all or part of your investment.

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decrease in our stock price.

   Our operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future. As a result, our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price. Some of the factors that could affect the amount and timing of our software license revenues and related expenses and cause our operating results to fluctuate include:

  . our ability to compete in the highly competitive e-business systems market;

  .  our ability to enable our products to operate on multiple platforms;

  .  market acceptance of our products;

  .  our ability to expand our sales and support infrastructure;

  . our ability to develop, introduce and market new products on a timely basis;

  .  our ability to successfully expand our international operations;

  . the timing of customer orders, which can be affected by customer ordering and budgeting cycles or by customer order deferrals in anticipation of new products or product enhancements introduced by us or our competitors; and

  . general economic conditions, which may affect our customers' capital investment levels in management information systems.

As a result of all of these factors, we cannot predict our revenues with any significant degree of certainty, and future product revenues may differ from historical patterns. It is particularly difficult to predict the timing or amount of our license revenues, which comprise the majority of our total revenues, because

  . our sales cycles are lengthy and variable, typically ranging between two and six months from our initial contact with a potential customer to the signing of a license agreement, although the sales cycle varies substantially from customer to customer and occasionally sales require substantially more time;

  . a substantial portion of our sales are completed at the end of the quarter and, as a result, a substantial portion of our license revenues are recognized in the last month of a quarter, and often in the last weeks or days of a quarter; and

  . the amount of unfulfilled orders for our products at the beginning of a quarter is small because our products are typically shipped shortly after orders are received.

   Even though our revenues are difficult to predict, we base our decisions regarding our operating expenses on anticipated revenue trends. Many of our expenses are relatively fixed, and we cannot quickly reduce spending if our revenues are lower than expected. As a result, revenue shortfalls could result in significantly lower income or greater loss than anticipated for any given period, which could result in a decrease in our stock price.

Our operating results may fluctuate seasonally, and these fluctuations may cause our stock price to decrease.

   Our stock price may decrease due to seasonal fluctuations in our revenues. We continue to experience significant seasonality with respect to software license revenues. In recent years, we have recognized more license revenues in our fourth quarter than in each of the first three quarters of a fiscal year and have experienced lower license revenues in our first quarter than in the preceding fourth quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. We expect that these seasonal trends are likely to continue in the future.

We have a limited operating history and are subject to the risks of new enterprises.

   We commenced operations in February 1994 and commercially released the first version of our flagship product in December 1994. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. These risks and uncertainties include:

  .  no history of sustained profitability;

  . uncertain growth in the market for, and uncertain market acceptance of, our products;

  .  reliance on one product family;

  . the risk that competition, technological change or evolving customer preferences, such as preferences for different computing platforms, could adversely affect sales of our products;

  .  the need to expand our sales and support infrastructure;

  .  the need to expand our international operations;

  . dependence on a limited number of key technical, customer support, sales and managerial personnel; and

  . the risk that our management will not be able to effectively manage growth or any acquisition we may undertake.

The new and evolving nature of the e-business systems market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop.

We have incurred losses in recent periods, and may not again achieve profitability, which could cause a decrease in our stock price.

   If we do not return to profitability in future quarters, our stock price could decrease. We incurred net losses in each quarter from Onyx's inception through the third quarter of 1994, from the first quarter of 1997 to the second quarter of 1999, and in all four quarters of 2000. As of December 31, 2000, we had an accumulated deficit of $10.6 million. We expect to continue to devote substantial resources to our product development and sales and customer support. In addition, we currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we

  .  enter new markets for our products and services;

  .  increase research and development spending;

  .  increase sales and marketing activities;

  .  develop new distribution channels;

  .  expand our headquarters and field office facilities and infrastructure;

  .  expand our senior management team;

  .  improve our operational and financial systems; and

  .  broaden our professional service capabilities.

   As a result, we will need to generate significant quarterly revenues to achieve profitability. We cannot assure you that we will be able to do so. Our business strategies may not be successful and, as a result, we may not be profitable in any future period. Further, in the near term, we may elect to accelerate investments in our operations at the potential expense of profitability to capitalize on our opportunity within the rapidly emerging e-business systems market.

If we are unable to compete successfully in the highly competitive e-business systems market, our business will fail.

   Our products target the e-business systems market. This market is intensely competitive, fragmented, rapidly changing and significantly affected by new product introductions. We face competition in the e-business systems market primarily from front-office software application vendors, large enterprise software vendors and our potential customers' information technology departments, which may seek to develop proprietary e-business systems. The dominant competitor in our industry is Siebel Systems, Inc. Other companies with which we compete include, but are not limited to, BroadVision, Inc., E.piphany, Inc., Kana Communications, Inc., Nortel Networks, Oracle Corporation, PeopleSoft, Inc. and Pivotal Corporation.

   In addition, as we develop new products, including new product versions operating on new platforms, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. In addition, a number of our competitors have recently been acquired by other large technology companies, which further enhances their resources. As a result, they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to promoting or selling their products and services, initiate and withstand substantial price competition, take advantage of acquisition or other strategic opportunities more readily or develop and expand their product and service offerings more quickly.

If we are unsuccessful in our attempt to enable our products to operate on multiple platforms, our revenue growth could be limited.

   We originally designed our products to operate exclusively on the Windows NT and Microsoft BackOffice platforms. As a result, we historically have only been able to market our products to customers which have developed their enterprise computing systems around these platforms, which limits our potential sales. In December 2000, we announced the release of a new product version designed to operate on the Oracle Platform. Because the Oracle version of our product is relatively new, we cannot predict the degree to which it will achieve market acceptance. If our new product version does not achieve market acceptance, our revenue growth will be limited.

Because many potential customers are unaware of the benefits of e-business systems, our products may not achieve market acceptance.

   The market for e-business systems is still emerging, and continued growth in demand for and acceptance of e-business products remains uncertain. Even if the market for e-business systems grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of e-business systems and that they may never achieve market acceptance. We have spent, and will continue to spend, considerable resources educating potential customers not only about our products but also about e-business systems in general. However, even with these educational efforts, market acceptance of our products may not increase. We will not succeed unless we can educate our target market about the benefits of e-business systems and about our ability to provide them in a cost-effective and easy-to-use manner.

If potential customers do not accept the Onyx e-Business Engine product family, our business will fail.

   Product license revenues from the Onyx e-Business Engine product family accounted for approximately 50% of our total revenues, or 79% of total license revenues, in 1999 and for 52% of our total revenues, or 83% of total license revenues, in 2000. We expect product license revenues from the Onyx e-Business Engine product family to continue to account for a substantial majority of our future revenues. As a result, factors adversely affecting the pricing of or demand for the Onyx e-Business Engine product family, such as competition or technological change, could dramatically affect our operating results. If we are unable to successfully deploy current versions of the Onyx e-Business Engine product family and to develop, introduce and establish customer acceptance of new and enhanced versions of the Onyx e-Business Engine product family, our business will fail.

If we are unable to continue to develop products that are compatible with the Internet and if use of the Internet does not continue to expand, demand for our products may be limited.

   Our products communicate through public and private networks over the Internet. The success of our products may depend, in part, on our ability to continue developing products that are compatible with the Internet. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based e-business systems. The use of the Internet is evolving rapidly, and many companies are developing products and services that use the Internet. The increased commercial use of the Internet could require substantial modification of our products and the introduction of new products. We do not know what forms of products and services may emerge as alternatives to our existing products or to any future Internet-based or electronic commerce features and services we may introduce.

   In addition, critical issues concerning the commercial use of the Internet, including security, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of our products and distribution of our software. If these critical issues are not favorably resolved, our Internet-related products may not achieve market acceptance.

We may be unable to expand our sales infrastructure, which could harm our ability to expand our business.

   To date, we have sold our products primarily through our direct sales force. As a result, our future revenue growth will depend in large part on recruiting and training additional direct sales personnel and expanding our indirect distribution channels, such as distributors, resellers, original equipment manufacturer, or OEM, partners and system integrators and consultants. We have experienced and continue to experience difficulty in recruiting qualified direct sales personnel and in establishing third-party relationships with distributors, resellers, OEM partners and systems integrators and consultants. We may not be able to successfully expand our direct sales force or other distribution channels, which could limit our ability to expand our business. Even if we successfully expand our direct sales force and other distribution channels, the expansion may not result in expected revenue growth.

If we do not retain our key employees and expand our management team, our ability to execute our business strategy will be limited.

   Our future performance will depend largely on the efforts and abilities of our key technical, customer support and managerial personnel and on our ability to attract and retain them. In addition, our ability to execute our business strategy will depend on our ability to recruit additional experienced management personnel, including a chief financial officer, and to retain our existing executive officers. The competition for qualified personnel in the computer software and Internet markets is particularly intense. We have in the past experienced difficulty in hiring qualified technical, customer support, sales and managerial personnel, and we may be unable to attract and retain such personnel in the future. In addition, due to the intense competition for qualified employees, we may be required to increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses. Our key employees are not obligated to continue their employment with us and could leave at any time.

Rapid changes in technology could render our products and services obsolete or unmarketable, and we may be unable to introduce new products and services timely and successfully.

   The software market in which we compete is characterized by rapid change due to changing customer needs, rapid technological developments and advances introduced by competitors. Existing products can become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies, including the rapid growth of the Internet, could change the way e-business systems are sold or delivered. We may also need to modify our products when third parties change software that we integrate into our products. As a result, the life cycles of our products are difficult to estimate.

   To be successful, we must continue to enhance our current product line and develop new products that successfully respond to changing customer needs, technological developments and competitive product offerings. We may not be able to successfully develop or license the applications necessary to respond to these changes, or to integrate new applications with our existing products. We have delayed enhancements or new product release dates several times in the past and may not be able to introduce enhancements or new products successfully or in a timely manner in the future. If we delay release of our products and product enhancements, or if they fail to achieve market acceptance when released, it could harm our reputation and our ability to attract and retain customers and our revenues may decline. In addition, customers may defer or forego purchases of our products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements.

If we do not expand our international operations and successfully overcome the risks inherent in international business activities, the growth of our business will be limited.

   To be successful, we must continue to expand our international operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully translate and localize our software products to various languages and to develop direct and indirect international sales and support channels. Even if we successfully translate our software and develop new channels, we may not be able to maintain or increase international market demand for the Onyx e-Business Engine product family. We, or our distributors or resellers, may not be able to sustain or increase international revenues from licenses or from consulting and customer support. In addition, our international sales are subject to the risks inherent in international business activities, including

  . costs of customizing products for foreign countries;

  . export and import restrictions, tariffs and other trade barriers;

  . the need to comply with multiple, conflicting and changing laws and regulations;

  . reduced protection of intellectual property rights and increased liability exposure; and

  . regional economic, cultural and political conditions.

Our foreign subsidiaries operate primarily in local currencies, and their results are translated into U.S. dollars. We do not currently engage in currency hedging activities, but we may do so in the future. Increases in the value of the U.S. dollar relative to foreign currencies have not materially affected our operating results in the past. However, our operating results could be materially adversely affected if we enter into license agreements providing for significant amounts of foreign currencies with extended payment terms if the values of those currencies fall in relation to the U.S. dollar over the payment period.

If we are unable to develop and maintain effective long-term relationships with our key partners, or if our key partners fail to perform, our ability to sell our products and services will be limited.

   We rely on our relationships with a number of key partners, including management consulting firms, system integrators, value-added resellers and third-party technology vendors, that are important to worldwide sales and marketing of our products. These key partners often provide consulting, implementation and customer support services, and endorse our products during the competitive evaluation stage of the sales cycle. Although we seek to maintain relationships with our key partners, many of them have similar, and often more established, relationships with our competitors. These key partners, many of which have significantly greater resources than we have, may in the future market software products that compete with ours or reduce or discontinue their relationships with us or their support of our products. In addition, our sales will be limited if:

  . we are unable to develop and maintain effective, long-term relationships with our key partners;

  . we are unable to adequately train a sufficient number of key partners;

  . our key partners do not have or do not devote the resources necessary to implement our products; or

  . our key partners endorse a product or technology other than ours.

If our relationships with application service providers are unsuccessful, our ability to market and sell our products and services will be limited.

   We expect a significant percentage of our revenues to be derived from our relationships with domestic and international application service providers, or ASPs, that market and sell our e-business systems, such as Interliant, Inc., Singapore Telecommunications Telemedia and Telstra, Ltd. If these ASPs do not successfully market our e-business systems, our operating results will be materially harmed. Because our relationships with ASPs are relatively new, we cannot predict the degree to which the ASPs will succeed in marketing and selling our products and services. In addition, because the ASP model for selling software is relatively new and unproven, we cannot predict the degree to which our potential customers will accept this delivery model. If the ASPs fail to provide adequate implementation and support for our products and services, end-users could decide not to subscribe, or cease subscribing, for our products and services. The ASPs typically offer our products and services in combination with other products and services, some of which may compete with our products and services.

Our sales cycle is long, and sales delays could cause our operating results to fluctuate, which could cause a decline in our stock price.

   An enterprise's decision to purchase an e-business system is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell our products, we generally must educate our potential customers regarding the use and benefit of our products, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles are lengthy and variable, typically ranging between two and six months from our initial contact with a potential customer to the signing of a license agreement, although the amount of time varies substantially from customer to customer and occasionally sales require substantially more time. Sales delays could cause our operating results to fall below the expectations of securities analysts or investors, which could result in a decrease in our stock price.

Fluctuations in service revenues could decrease our total revenues or decrease our gross margins, which could cause a decrease in our stock price.

   Support and service revenues represented 37% of our total revenues in 1999 and 38% of our total revenues in 2000. We anticipate that service revenues will continue to represent a significant percentage of total revenues. Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues or an unexpected decrease in license revenues could have a detrimental impact on our overall gross margins and thus on our operating results. We subcontract some of our consulting, customer support and training services to third-party service providers. Third-party contract revenues generally carry even lower gross margins than our service business overall. As a result, our service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues. Service revenues depend in part on ongoing renewals of support contracts by our customers, some of which may not renew their support contracts. In addition, service revenues as a percentage of total revenues could decline if customers select third-party service providers to install and service our products more frequently than they have in the past. If service revenues are lower than anticipated, our operating results could fall below the expectations of securities analysts or investors, which could result in a decrease in our stock price.

Delivery of our products and services may be delayed if we cannot continue to license third-party technology that is important to the functionality of our solutions.

   We incorporate into our products software that is licensed to us by third-party software developers, currently Greyware Automation Products, Inso, Scribe Software, Sybase and Trilogy Software. We depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The third-party software currently offered in conjunction with our products may become obsolete or incompatible with future versions of our products. We believe there are other sources for the functionality we derive from this licensed software and that we could identify and incorporate alternative software within a relatively short period of time, approximately four to six months. However, a significant interruption in the supply of this technology could delay our sales until we can find, license and integrate equivalent technology.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our working capital requirements.

   Our future revenues may be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or to obtain funds through additional financing, we may have to reduce some or all of our development and sales and marketing efforts or cease operations. We have an arrangement with Ramius Securities, LLC, or Ramius Securities, and Ramius Capital Group, LLC, or Ramius Capital, under which we may from time to time in the next two years elect to have Ramius Securities sell a limited number of shares of our common stock on a best-efforts basis or to have Ramius Capital purchase those shares if the selling efforts are unsuccessful. The obligations of Ramius Securities and Ramius Capital under this arrangement are subject to a number of conditions and limitations, and the amount of common stock that we may sell depends on the daily trading volumes of our common stock on the Nasdaq National Market. As a result, we may be unable to sell our common stock under this facility in the amounts and at the times that we want. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents balances, our arrangement with Ramius Securities and Ramius Capital and our existing lines of credit will be sufficient to meet our capital requirements for at least the next twelve months. However, we may seek additional funds before that time through public or private equity financing or from other sources to fund our operations and pursue our growth strategy. Except for the arrangement with Ramius, we have no commitment for additional financing, and we may experience difficulty in obtaining funding on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences or privileges senior to our common stock and may dilute your ownership interest in Onyx. Any common stock that we issue under the arrangement with Ramius Securities and Ramius Capital, or otherwise, will dilute your ownership interest in Onyx.

Failure to address strain on our resources caused by our rapid growth will result in our inability to effectively manage our business.

   Our current systems, management and resources will be inadequate if we continue to grow. Our business has grown rapidly in size and complexity. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. We will be unable to effectively manage our business if we are unable to timely and successfully alleviate the strain on our resources caused by our rapid growth.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

   Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed these agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, a breach. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Intellectual property claims and litigation could subject us to significant liability for damages and result in invalidation of our proprietary rights.

   In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and the functionality of products and services overlaps. Infringement litigation could also force us to

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  . pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  . redesign products or services that incorporate infringing technology, which we might not be able to do at an acceptable price, in a timely fashion or at all.

Our products may suffer from defects or errors, which could result in loss of revenues, delayed market acceptance of our products, increased costs and reputational damage.

   Software products as complex as ours frequently contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of past versions of our products until software problems were corrected, and in some cases have provided product updates to correct errors in released products. Our new products or releases, including our new Oracle product version, may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs or claims against us.

   In addition, the operation of our products could be compromised as a result of errors in the third-party software we incorporate into our software. It may be difficult for us to correct errors in third-party software because that software is not in our control.

The integration of Market Solutions, CSN Computer Consulting, RevenueLab and any future acquisitions may be difficult and disruptive.

   In October 1999, we acquired Market Solutions, a privately held provider of Web-based CRM systems in the United Kingdom. In February 2000, we acquired CSN Computer Consulting, a privately held e-business consulting, training and technology development company headquartered in Germany. In January 2001, we acquired RevenueLab, a provider of proprietary go-to-market strategy and revenue acceleration programs. We are currently in the process of integrating these companies into our business. This integration is subject to risks commonly encountered in making acquisitions, including

  . loss of key personnel;

  . difficulties associated with assimilating technologies, products, personnel and operations;

  . potential disruption of our ongoing business; and

  . the inability of our sales force, consultants and development staff to adapt to the new product line in a timely manner.

We may not successfully overcome these or any other problems encountered in connection with the integration of Market Solutions, CSN and RevenueLab. As part of our business strategy, we expect to consider acquiring other companies. We may not be able to successfully integrate any technologies, products, personnel or operations of companies that we have acquired or that we may acquire in the future.

The concentrated ownership of our common stock could delay or prevent a change of control, which could reduce the market price of our common stock.

   As of January 31, 2001, our officers, directors and affiliated entities together beneficially owned approximately 21.0% of the outstanding shares of our common stock. As a result, these shareholders may, as a practical matter, be able to exert significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions such as acquisitions, and to block unsolicited tender offers. This concentration of ownership may delay, deter or prevent a third party from acquiring control over us at a premium over the then-current market price of our common stock, which could result in a decrease in our stock price.

You may be unable to resell your shares at or above the public offering price, and our stock price may be volatile.

   Since our initial public offering in February 1999, the price of our common stock has been volatile, particularly in the last year. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the public offering price. The trading price of our common stock could be subject to fluctuations for a number of reasons, including

  . future announcements concerning us or our competitors;

  . actual or anticipated quarterly variations in operating results;

  . changes in analysts' earnings projections or recommendations;

  . announcements of technological innovations;

  . the introduction of new products;

  . changes in product pricing policies by us or our competitors;

  . proprietary rights litigation or other litigation; or

  . changes in accounting standards that adversely affect our revenues and earnings.

In addition, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results of these companies. These fluctuations, as well as general economic, market and political conditions, such as national or international currency and stock market volatility, recessions or military conflicts, may materially and adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against these companies. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

Changes in accounting standards and in the way we charge for licenses could affect our future operating results.

   In October 1997, the American Institute of Certified Public Accountants issued its Statement of Position 97-2, "Software Revenue Recognition," and later amended its position by its Statement of Position 98-4 and Statement of Position 98-9. Based on our interpretation of the AICPA's position, we believe our current revenue recognition policies and practices are consistent with Statement of Position 97-2, Statement of Position 98-4 and Statement of Position 98-9. However, Technical Practice Aids for these standards continue to be issued by the accounting standard setters. Any such Technical Practice Aids could lead to unanticipated changes in our current revenue accounting practices, which could materially adversely affect our business, financial condition and operating results.

   Accounting standard setters, including the SEC and the Financial Accounting Standards Board, are also currently reviewing the accounting standards related to business combinations and other areas. Any changes to these accounting standards or the way these standards are interpreted or applied could require us to change the way we account for any acquisitions we may pursue, or other aspects of our business, in a manner that could adversely affect our reported financial results.

Future sales of our common stock may depress our stock price.

   Sales by our shareholders of substantial numbers of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock. After this offering, we will have outstanding 40,571,423 shares of common stock. All the shares sold in this offering will be freely tradable. Of the remaining 38,071,423 shares of common stock that will be outstanding after this offering, 11,500,851 are restricted as a result of securities laws or lock-up agreements signed by the holders. We have agreed to register on or before March 6, 2001, the public resale of 337,925 shares of our common stock. The shares of common stock that are currently restricted will be available for sale in the public market as follows:

                                                                     Number of
                   Date of Availability for Sale                       Shares
                   -----------------------------                     ----------
On the date of this prospectus supplement..........................      66,024
90 days after the date of the underwriting agreement for this offering..........................................................  10,708,854
On or before March 6, 2001 (assuming immediate effectiveness of the
 registration statement)...........................................     337,925
At various times thereafter on the expiration of one-year holding
 periods...........................................................     388,048

The underwriter may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements.

   In addition, we may choose to issue and sell additional shares of our common stock in the public market from time to time through our arrangement with Ramius Securities and Ramius Capital. However, we have agreed with the underwriter not to sell any shares of common stock under the arrangement or otherwise, subject to certain exceptions, for a period of 90 days after the date of the underwriting agreement.

Our articles of incorporation and bylaws and Washington law contain provisions that could discourage a takeover.

   Certain provisions of our articles of incorporation and bylaws and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions could discourage companies from presenting acquisition proposals to us and could delay, deter or prevent a change of control of us, which could reduce the market price of our common stock.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from this offering will be approximately $31,275,000, after deducting the estimated expenses of the offering. We intend to use approximately $7.0 million of the net proceeds of this offering for designing and constructing tenant improvements in our planned new corporate headquarters in Bellevue, Washington. We also intend to use any net proceeds from the sale of common stock offered by this prospectus supplement and the accompanying prospectus for expanding our field office facilities, additional working capital and other general corporate purposes, as well as the possible acquisition of or investment in complementary businesses, products and technologies. Although from time to time we evaluate potential acquisitions of businesses or technologies, we currently have no present understandings, commitments or agreements with respect to any such transactions. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We will retain broad discretion in allocating the net proceeds of this offering.

                                  UNDERWRITING

   We have entered into an underwriting agreement dated as of February 6, 2001 with Dain Rauscher Wessels, a division of Dain Rauscher Incorporated. Subject to the terms and conditions of the underwriting agreement, this underwriter has agreed to purchase, and we have agreed to sell to it, all of the shares of our common stock offered by this prospectus supplement at a price of $12.75 per share. This is a firm commitment underwriting, which means that the underwriter must purchase all of the shares offered by this prospectus supplement if it purchases any.

   The underwriter has advised us that it proposes to offer the shares to the public at a price of $13.50 per share. Any compensation received by the underwriter and any profits on resale as principal may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. After the offering the underwriter may change the offering price and other selling terms.

   The following table shows the per share and total underwriting discount that we will pay to the underwriter in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                               No        Full
                                                            Exercise   Exercise
                                                           ---------- ----------
   Per share.............................................. $     0.75 $     0.75
   Total.................................................. $1,875,000 $2,156,250

   We have also granted the underwriter an option to purchase up to an additional 375,000 shares of our common stock at the price per share stated above. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any.

   We estimate that we will pay approximately $600,000 in offering expenses, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments that the underwriter may be required to make in respect to those liabilities.

   We, our directors and executive officers and one of our shareholders who beneficially owns more than 10% of our common stock have agreed with the underwriter, subject to certain exceptions, not to issue, sell or register with the SEC or otherwise dispose of any of our equity securities for a period of 90 days after the date of the underwriting agreement, without the prior written consent of the underwriter. Our agreement in this regard provides for exceptions for sales to the underwriter pursuant to the underwriting agreement, actions we may take with respect to our existing stock option plans and employee stock purchase plan, our registration of the resale of up to 337,925 shares of our common stock that we have contractually committed to take steps to register within the 90-day period, our issuance of shares of our common stock to Ramius Securities, LLC pursuant to a purchase option that we granted them in our agreement with them dated as of January 4, 2001 (although our agreement not to sell does preclude us from exercising our option to require Ramius to purchase shares of our common stock during the 90-day period) and our issuance of shares of our common stock in connection with acquisitions of other businesses or entities or their assets so long as the total number of shares issued does not exceed 15% of the shares of our common stock outstanding immediately following our sale of the shares of our common stock described in the first paragraph of this section. In the case of our directors, executive officers and our shareholder, the agreements provide for exceptions for transfers to members of their immediate families or trusts for the benefit of those members and for gifts. Our shareholder's agreement also provides that he may sell up to 10% of the shares of our common stock that he owned on the date he signed his agreement and that the agreement shall not apply to any sales made to comply with margin calls with respect to margin loans outstanding on the date he signed his agreement.

   To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of our common stock than we have sold to it. A "covered" short position arises when the underwriter sells shares of common stock in an amount not greater than the underwriter's option to purchase additional shares from us described above. The underwriter may close out any covered short position either by exercising its option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out a covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A "naked" short position arises when the underwriter sells shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter's purchases to cover any short sales may have the effect of raising or maintaining the price of our common stock or preventing or retarding a decline in the market price of our common stock. In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for, purchasing and selling shares of our common stock in the open market. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may effect these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

   Neither we nor the underwriter makes any representation or prediction as to the direction, magnitude or effect that any of the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in any of these transactions or that any of these transactions, if commenced, will not be discontinued without notice.

   From time to time, the underwriter may provide investment banking and other financial advisory services to us, although it has not done so in the past other than in connection with this offering. In the ordinary course of business, the underwriter may actively trade our securities for its own account or for accounts of customers and, accordingly, it may at any time hold long or short positions in those securities.

   This offering is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. We expect that the shares will be ready for delivery on or about February 12, 2001 against payment in immediately available funds. The underwriter reserves the right to reject an offer for the purchase of shares in whole or part.

   You should only rely on the preceding specific description of our underwriting arrangements with Dain Rauscher Wessels with respect to this offering, and not on the more general description contained in the section entitled "Plan of Distribution" in the accompanying prospectus. None of the shares offered by this prospectus supplement are being offered pursuant to our arrangement with Ramius Securities and Ramius Capital described in the accompanying prospectus.

                            LEGALITY OF COMMON STOCK

   Orrick, Herrington & Sutcliffe LLP, Seattle, Washington represents Onyx and has provided us with an opinion that the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be duly authorized, validly issued, fully paid and nonassessable. The underwriters have been represented by Dorsey & Whitney LLP, Minneapolis, Minnesota and Seattle, Washington.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the common stock being offered by this prospectus supplement. As permitted by the SEC rules, this prospectus supplement omits certain information included in the registration statement. For a more complete understanding of the common stock and this offering, you should refer to the registration statement, including its exhibits.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus:

   1. Our annual report on Form 10-K for the year ended December 31, 1999;

   2. Our definitive proxy statement dated April 28, 2000, relating to our May 31, 2000 annual meeting of shareholders;

   3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

   4. Our current reports on Form 8-K filed on October 28, 1999, February 4, 2000, March 9, 2000, May 1, 2000, July 17, 2000, October 23, 2000, November 21,
2000, January 9, 2001, January 10, 2001, January 31, 2001, February 6, 2001 and
February 6, 2001; and

   5. Our registration statements on Form 8-A filed on February 8, 1999 and October 28, 1999, which contain descriptions of our common stock and our Series A preferred stock purchase rights.

   We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (a) after the filing date of the initial registration statement of which this prospectus supplement is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be part of this prospectus supplement as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus supplement.

   Upon request, we will provide without charge to each person who receives a prospectus supplement, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus supplement. Please direct your request, either in writing or by telephone, to the Secretary, Onyx Software Corporation, 3180 139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091; (425) 451-8060.

   You may also inspect and copy the registration statement and other documents that we have filed with the SEC at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's Web site at http://www.sec.gov.

   PROSPECTUS


                            [LOGO OF ONYX SOFTWARE]


                                  $100,000,000

                                  Common Stock

                               ----------------

  We may sell shares of the common stock offered by this prospectus from time to time, up to an aggregate amount of $100,000,000. We will describe the specific terms and amounts of the common stock offered in a prospectus supplement that will accompany this prospectus. You should read both the prospectus supplement and this prospectus carefully before you invest in our common stock. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

  Our common stock is quoted on the Nasdaq National Market under the symbol "ONXS." The last reported sales price of our common stock on January 10, 2001 was $10.31 per share.

                               ----------------

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is January 22, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   About This Prospectus...................................................   3

   Onyx Software Corporation...............................................   3

   Where You Can Find More Information.....................................   4

   Special Note Regarding Forward-Looking Statements.......................   5

   Risk Factors............................................................   5

   Use of Proceeds.........................................................   5

   Plan of Distribution....................................................   6

   Legality of Common Stock................................................   9

   Experts.................................................................   9

                               ----------------

   You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of common stock.

   This prospectus is an offer to sell and a solicitation of an offer to buy the securities offered by this prospectus only in jurisdictions where the offer or sale is permitted.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Each time we sell our common stock under this prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, amount of common stock being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, we may update or supplement any prospectus supplement relating to a particular offering. You should read both this prospectus and any applicable prospectus supplement together with the additional information about Onyx described in the section below entitled "Where You Can Find More Information."

                           ONYX SOFTWARE CORPORATION

   Onyx Software Corporation is a leading provider of enterprise-wide, customer-centric e-business solutions. Using the Internet in combination with traditional forms of interaction, including phone, mail, fax and e-mail, our solution enables enterprises to more effectively acquire, manage and maintain customer, partner and other relationships. We designed our solutions for companies that want to merge new e-business processes with traditional business processes to enhance their customer-facing operations. Our solutions use a single data model across all customer interactions, resulting in a single repository for all marketing, sales and service information. From inception, we designed our solutions to be integrated across a wide variety of customer-facing departments and interaction media. Our solutions are easy to use, widely accessible, rapidly deployable, scalable, flexible, customizable and reliable, resulting in a low total cost of ownership and rapid return on investment.

   We were incorporated in the state of Washington in 1994. Our executive offices are located at 3180--139th Avenue SE, Suite 500, Bellevue, Washington, 98005-4091, and our telephone number is (425) 451-8060.

   In this prospectus, "Onyx," "we," "us" and "our" refer to Onyx Software Corporation and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the common stock being offered by this prospectus. As permitted by the SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the common stock and this offering, you should refer to the registration statement, including its exhibits.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus:

     1. Our annual report on Form 10-K for the year ended December 31, 1999;

     2. Our definitive proxy statement dated April 28, 2000, relating to our May 31, 2000 annual meeting of shareholders;

     3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     4. Our current reports on Form 8-K filed February 4, 2000, March 9, 2000, May 1, 2000, July 17, 2000, October 23, 2000, November 21, 2000, January 9,
2001 and January 10, 2001; and

     5. Our registration statement on Form 8-A filed on February 8, 1999, which contains a description of our common stock.

   We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus.

   Upon request, we will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. Please direct your request, either in writing or by telephone, to the Secretary, Onyx Software Corporation, 3180--139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091; (425) 451-
8060.

   You may also inspect and copy the registration statement and other documents that we have filed with the SEC at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's Web site at http://www.sec.gov.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Our disclosure and analysis in this prospectus and in the documents incorporated by reference into this prospectus contain forward-looking statements, which provide our current expectations or forecasts of future events. Words such as "believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward looking. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. They are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in the applicable prospectus supplement. Other factors besides those described in the applicable prospectus supplement could also affect actual results.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.

                                  RISK FACTORS

   This offering involves a high degree of risk. Before you invest in our common stock, you should carefully consider the risk factors described in the section entitled "Risk Factors" in the applicable prospectus supplement, together with all of the other information included in or incorporated by reference into this prospectus and the applicable prospectus supplement. If any of these risks actually occur, our business, financial condition and operating results could be harmed. This could cause the market price of our common stock to decline, and you could lose all or part of your investment.

                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of common stock offered by this prospectus for additional working capital and other general corporate purposes, as well as the possible acquisition of or investment in complementary businesses and technologies. Until we have used the net proceeds, we may invest them in short-term marketable securities.

                              PLAN OF DISTRIBUTION

   We may sell the common stock offered by this prospectus in one or more transactions

  . to or through Ramius Securities, LLC pursuant to the firm-commitment underwritten equity facility described below;

  .  to or through other underwriters in other transactions;

  .  through dealers, agents or institutional investors;

  .  directly to purchasers; or

  .  through a combination of these methods.

   We may sell the common stock at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Regardless of the method we use to sell the common stock in a particular offering, we will provide a prospectus supplement that will disclose the following information with respect to that offering:

  . the identity of any underwriters, dealers, agents or purchasers not named in this prospectus that will purchase the common stock;

  . the material terms of the distribution, including the number of shares and the consideration to be paid;

  . the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

  .  the terms of any indemnification provisions; and

  . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

   Underwriters, dealers, agents or other purchasers may sell the common stock at a fixed price or prices that may change, at prices set at or relating to prevailing market prices or at negotiated prices.

   In connection with the sale of our common stock, underwriters, dealers or agents may receive compensation from us, or from the purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers, agents or purchasers that participate in the distribution of the common stock, and any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock, may be deemed to be underwriters under the Securities Act. Any discounts or commissions they receive and any profit on the resale of the common stock they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Any person deemed to be an underwriter may be subject to statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

   Only underwriters named in this prospectus or in the applicable prospectus supplement, if any, will be underwriters of the common stock offered through that prospectus supplement. Any underwriters used in an offering may acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

   We may designate agents to distribute the common stock offered by this prospectus. Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of appointment. We may authorize dealers or other persons acting as our agents to solicit offers by institutional investors to purchase the common stock from us under contracts that provide for payment and delivery on a future date. We may enter into agreements directly with purchasers, such as the firm-commitment underwritten equity facility described below, that provide for the sale of the common stock over a period of time by means of draw-downs at our election, which the purchaser would be obligated to accept under specified conditions. Under a draw-down agreement, we may sell common stock at a per-share purchase price discounted from the market price of our common stock. We may also enter into agreements for sales of common stock based on combinations of or variations from these methods. We will describe in the applicable prospectus supplement the terms and conditions of any such agreements and any related commissions we will pay. Agents and underwriters may also engage in transactions with us or perform services for us in the ordinary course of business.

  In connection with an offering of our common stock, underwriters and purchasers that may be deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. For example, they may

  . over-allot in connection with the offering, creating a syndicate short position for their own account;

  . bid for and purchase our common stock in the open market to cover short positions or to stabilize the price of our common stock; or

  . reclaim selling concessions allowed for distributing our common stock in the offering if the underwriters repurchase previously distributed common stock in transactions to cover short positions, stabilization transactions or otherwise.

  Any of these activities may stabilize or maintain the market price above independent market levels. Underwriters are not required to engage in these activities and may terminate any such activity at any time. In engaging in any such activities, underwriters will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations under those acts. Regulation M under the Securities Act, for example, may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock, and the anti-manipulation rules under the Exchange Act may also apply to market sales of the common stock. These provisions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

  We may agree to indemnify underwriters, dealers, agents or other purchasers against civil liabilities they may incur in connection with the offer and sale of the common stock offered by this prospectus, including liabilities under the Securities Act. We may also agree to contribute to payments that these persons may be required to make with respect to these liabilities.

Firm Underwritten Equity Facility

  We have engaged Ramius Securities, LLC, a registered broker-dealer wholly owned by Ramius Capital Group, LLC, to underwrite a portion of this offering through a firm-commitment underwritten equity facility (FUEL(TM)) arrangement. Under the terms of an underwriting agreement, Ramius Securities, the underwriter, is obligated to sell, on a best-efforts basis and at our election from time to time, up to $30 million of our common stock during one or more 10-trading-day selling periods. We may select the starting date of any selling period and the dollar amount of shares to be sold in that period, subject to a limitation based on the daily trading volumes of Onyx common stock on the Nasdaq National Market.

The underwriter will sell our common stock at market prices prevailing at the time of sale, but not below a floor price set by us for each selling period. For each trading day during a selling period, we will pay to the underwriter an underwriting commission equal to the difference, if any, between (a) the gross proceeds from the sales of our common stock on that day and (b) the aggregate number of shares sold on that day multiplied by a dollar amount equal to 96.5% of the day's volume-weighted average price per share of our common stock on the Nasdaq National Market. The underwriter may also sell during each selling period up to an additional 10% of the amount of common stock we specify for that selling period. In addition, we have granted the underwriter a purchase option, exercisable at any time before January 4, 2003 and notwithstanding any termination of the underwriting agreement, to purchase up to $300,000 of our common stock at a price of $12.4875 per share. The underwriting agreement will terminate in two years but may be canceled by us at any time.

   Under the terms of a related stand-by purchase agreement with Ramius Capital Group, LLC, if the underwriter does not sell the requisite number of shares during a given selling period pursuant to the underwriting agreement, Ramius Capital Group is obligated to purchase from us the remaining number of shares so long as specified share price and volume limitations are met. In that event, the purchase price for the shares will be 96.5% of the volume-weighted average price per share of our common stock on the Nasdaq National Market on the trading day immediately following that selling period.

   Both the underwriter and Ramius Capital Group are prohibited by the terms of the facility from engaging in any short-selling activities with respect to our common stock. The facility does not preclude us from issuing shares in other transactions (other than "at the market" transactions) should we find those transactions to be advantageous. We will describe in more detail in the applicable prospectus supplement the terms and conditions of the underwriting agreement and stand-by purchase agreement.

   Rule 415 under the Securities Act imposes limits on the dollar amount of securities that may be registered under a single registration statement (or amendments to the registration statement) for an "at-the-market" offering. The registered amount may not exceed 10% of the aggregate market value of our outstanding common stock held by nonaffiliates. The $30 million of our common stock that we are registering for issuance and sale under the underwriting agreement with Ramius Securities and, if applicable, the stand-by purchase agreement with Ramius Capital Group, does not exceed this 10% limit.

                            LEGALITY OF COMMON STOCK

   Orrick, Herrington & Sutcliffe LLP, Seattle, Washington has provided us with an opinion that the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                2,500,000 Shares

                            [LOGO OF ONYX SOFTWARE]

                                  Common Stock


                            -----------------------

                             PRICE $13.50 PER SHARE

                            -----------------------


                             Dain Rauscher Wessels

                            -----------------------

                                February 6, 2001

                            -----------------------


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